HHL LLP
CERTIFIED PUBLIC ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Form 20-F to the Annual Report of Genoil Inc. (the "Company") of our report dated May 11, 2026 relating to the consolidated financial statements of the Company for the years ended December 31, 2025 and 2024.

/s/ HHL LLP

New York, New York

May 11, 2026